                                                                     EXHIBIT 4.4
                                                                     -----------



                             DELTA AIR LINES, INC.

                          DELTASHARE STOCK OPTION PLAN



Article 1.  Establishment

  Delta Air Lines, Inc., a Delaware corporation (the "Company"), hereby establishes the DeltaShare Stock Option Plan as set forth herein. The purpose of the Plan is to promote the interests of the Company by providing eligible personnel with a greater incentive to make material contributions to the Company's success by increasing their proprietary interest in the Company through increased direct stock ownership, all to the benefit of the Company and its stockholders. The Plan shall become effective as of the date specified in
Article 10 hereof.

  The description of the Plan which follows shall be qualified in its entirety by such rules, procedures and operating guidelines as may be adopted from time to time by the Committee (as defined below) pursuant to Article 8 hereof with respect to Company personnel who are employed outside the United States.


Article 2.  Definitions

  For purposes of the Plan, the following terms shall be defined as set forth below and, when the defined meaning is intended, the term is capitalized:


     2.1 "Annual Base Salary" means, unless otherwise defined by the Committee in its sole discretion, a Participant's annual base earnings paid to him for services rendered to the Company as an employee during the twelve-month period ending on a specific Grant Determination Date, which amount includes longevity pay, license premium and flight pay, and excludes overtime pay, shift differential, displacement allowance, incentive compensation, bonuses, supplemental salary payments, expense reimbursements, expense allowances, imputed income, amounts paid in lieu of earned and accrued vacation, foreign duty allowance, termination allowances (severance pay), sick leave bank payouts for former employees of Western Air Lines, Inc., payments under any qualified or non-qualified employee benefit plans sponsored by the Company, profit sharing awards or any other annual incentive compensation programs sponsored by the Company.

     2.2 "Board" or "Board of Directors" means the Board of Directors of the Company.

     2.3 "Committee" means the Committee referred to in Article 3 of the Plan. If at any time no Committee shall be designated, then the functions of the Committee specified in the Plan shall be exercised by the Board.

     2.4 "Company" means Delta Air Lines, Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

     2.5 "Disability", "Short-Term Disability" and "Long-Term Disability" mean disability as determined under a short-term or long-term disability plan of the Company, as applicable to the Participant.

     2.6 "Exercise Period" means the period of time between the date a Stock Option becomes excercisable and the tenth anniversary of that Stock Option's Grant Date, when the Stock Option expires.

     2.7 "Fair Market Value" means, as of any given date, the opening price of the Stock on the New York Stock Exchange or, if no sale of Stock occurs on the New York Stock Exchange on such date, the opening price of the Stock on the New York Stock Exchange on the last preceding day on which such sale occurred.

     2.8 "Furlough" means removal from the Company's service due to a reduction in force.

     2.9 "Grant Date" means the date on which each installment of Stock Options is awarded under the Plan. The initial Grant Date shall be determined by the Committee. The second Grant Date shall be the first anniversary of the initial Grant Date. The third Grant Date shall be the second anniversary of the initial Grant Date.

     2.10 "Grant Determination Date" means the September 30th prior to each Grant Date, or such other date as may be established by the Committee.

     2.11 "Leave of Absence" means Company approved absence from the Company's service without pay for personal reasons.

     2.12 "Option Price" means the price at which a share of Stock covered by a Stock Option may be purchased, as specified in Article 6.3 below.

     2.13 "Participant" means the recipient of an award of a Stock Option under the Plan.

     2.14 "Plan" means the DeltaShare Stock Option Plan, as amended from time to time.

     2.15 "Retirement" or "Retired" means retirement from active employment with the Company pursuant to the Company's written policies governing retirement from the Company.

     2.16  "Stock" means the Common Stock, U.S. $3.00 par value, of the Company.

     2.17 "Stock Option" means the option to purchase shares of Stock granted pursuant to Article 6 below. All Stock Options granted pursuant to the Plan shall be deemed "non-qualified" for purposes of Section 422 of the U.S. Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.



Article 3.  Administration

  3.1 The Administrator. The Plan shall be administered by the Personnel, Compensation & Nominating Committee of the Board of Directors, or such other committee of the Board as may be designated by the Board from time to time.
Each director, while serving as a member of the Committee, shall be considered to be acting in his capacity as a director of the Company. Members of the Committee shall be appointed from time to time for such terms as the Board shall determine, and may be removed by the Board at any time with or without cause.

  3.2 The Committee's Authority. The Committee shall have full authority to construe and interpret the Plan, to establish, amend and rescind appropriate rules and regulations relating to the Plan, to administer the Plan, to determine the persons to whom and the time or times at which to grant awards thereunder, and to take all such steps and make all such determinations in connection with the Plan and the Stock Options granted thereunder as it may deem necessary or advisable to carry out the provisions and intent of the Plan, provided that any decision, determination or action of the Committee with respect to the Plan shall be consistent with the terms of the Plan. All determinations of the Committee shall be by a majority of its members, and the Committee's determinations if consistent with the terms of the Plan shall be final and conclusive for all purposes and upon all persons. The Committee may delegate its authority hereunder.


Article 4.  Stock Subject to Plan

  4.1 Stock Reserved. The total number of shares of Stock reserved and available for distribution under the Plan shall be 14,700,000, subject to adjustment as provided in Article 4.2. Stock issued under the Plan may be either authorized and unissued shares or treasury shares.

  4.2 Certain Changes in Corporate Structure. In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, Stock split or other change in corporate structure affecting the Stock, the Committee, in its sole discretion, shall make such adjustments as it deems necessary to reflect such change so as to prevent the diminution or enlargement of a Participant's rights, including but not limited to, adjustments in the aggregate number of shares of Stock reserved for issuance under the Plan, and adjustments in the Option Price, provided that the number of shares of Stock subject to any award shall always be a whole number. If any of the foregoing events occur affecting the Stock and there is an adjustment to the then outstanding non-qualified stock options under the last paragraph of Section 3 of the Company's 1989 Stock Incentive Plan (or the corresponding provision of any successor plan) for officers and key employees, the Stock Options under the Plan shall be adjusted in a manner no less favorable to the Participant than the adjustment for the then outstanding non-qualified stock options under the last paragraph of Section 3 of the Company's 1989 Stock Incentive Plan (or the corresponding provision of any successor plan).

Article 5.  Eligibility

  5.1 Eligible Personnel. The Committee shall have sole discretion to determine personnel who are eligible to participate in the Plan. Unless otherwise determined by the Committee, (a) all domestic nonpilot, U.S. dollar paid personnel of the Company in permanent positions (including those based in Puerto Rico and the U.S. Virgin Islands) who have completed at least one year of employment with the Company on the applicable Grant Date and are on active pay status, Short-Term Disability or temporary Leaves of Absence (i.e., less than six months) on the applicable Grant Determination Date, and (b) all international personnel of the Company in permanent positions who are not subject to a collective bargaining agreement, have completed at least one year of employment with the Company on the applicable Grant Date and are on active pay status, Short-Term Disability or temporary Leaves of Absence (i.e., less than six months) on the applicable Grant Determination Date, are eligible to be granted awards under the Plan on the applicable Grant Date.

  5.2 Ineligible Personnel. Unless otherwise determined by the Committee, personnel who are in the following categories on the applicable Grant Determination Date shall not be eligible to be granted awards under the Plan on the applicable Grant Date: associates; pilots (flight line or management); international personnel who are subject to a collective bargaining agreement, including but not limited to such personnel in Austria, Brazil, Germany, Greece, Italy, India and Mexico; personnel employed by a subsidiary, partnership, limited partnership, joint venture or similar entity involving the Company; seasonal, intern, co-op, college programs, ready reserve, and retiree reserve personnel; personnel on long-term Leaves of Absence, Long-Term Disability, Furlough, Quality Time Out, military leave, or Retirement status; and officers, directors and participants in other Company-sponsored stock option programs.

  5.3 Eligible Personnel Who Become Ineligible Between Grant Determination Date and the Grant Date. Personnel who on a Grant Determination Date are eligible to be granted awards under the Plan on the applicable Grant Date shall not be granted such awards on such Grant Date if they become ineligible for any reason prior to or on such Grant Date.


Article 6.  Stock Options

  6.1 Grant. On the initial Grant Date, the Company shall award Stock Options covering 4,900,000 shares of Stock to the Participants, as specified in Article
5. On each of the second and third Grant Dates, the Company shall award Stock Options covering 4,900,000 shares of Stock to the Participants as specified in
Article 5, subject to increase as provided in Article 7.1. A Participant's Stock Option will entitle him to purchase from the Company a specified number of shares of Stock, at the Option Price. Unless the Committee directs otherwise, the number of shares of Stock subject to a Stock Option awarded to a Participant on a Grant Date shall be equal to the Annual Base Salary of the Participant as of the applicable Grant Determination Date divided by the total Annual Base Salary as of the applicable Grant Determination Date for all Participants eligible to receive an award of Stock Options on the applicable Grant Date, and multiplying that result by the total number of shares of Stock subject to Stock Options available for award on that Grant Date. Awards shall be rounded down to the nearest whole share of Stock subject to a Stock Option.

  6.2 Nontransferability. A Stock Option granted pursuant to the Plan shall not be transferable by the Participant otherwise than by will, by the laws of descent and distribution, or by a written designation referred to in Article 7.3 below, and is exercisable during the Participant's lifetime only by such Participant.

  6.3 Option Price. The Option Price for the first installment of Stock Options shall be the Fair Market Value of the Stock on the initial Grant Date. The Option Price for the second and third installments of Stock Options shall be the Fair Market Value of the Stock on the second and third Grant Dates, respectively. The Option Price shall be the price payable by the Participant for a share of Stock upon the exercise of a Stock Option. The Option Price shall be subject to adjustment in accordance with the provisions of Article 4.2 hereof.

  6.4 Option Exercise Dates and Term. Subject to Article 7 hereof, a Stock Option granted to a Participant shall become exercisable on the first anniversary of its Grant Date, and the Stock Option shall expire on, and no shares of Stock may be purchased thereunder on or after, the tenth anniversary of its Grant Date.

  6.5 Exercising Stock Options. To exercise a Stock Option, the holder thereof shall give irrevocable notice of the exercise to the Company or one or more third parties designated by the Committee, identifying a whole number of shares of Stock with respect to which such Stock Option is being exercised. The Option Price for the Stock Options being exercised shall be paid in full prior to issuance of the Stock. The Committee may, from time to time, in its sole discretion, establish administrative procedures relating to the exercise of Stock Options, provided that such procedures are consistent with the terms of the Plan.

  6.6 Withholding Taxes. The Participant shall be required to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, the amount of any foreign, federal (including FICA), state, or local taxes of any kind required by law to be withheld with respect to the exercise of a Stock Option. Unless otherwise determined by the Committee, the Company shall withhold from the shares of Stock issued to a Participant upon exercise of a Stock Option a sufficient number of whole shares of Stock based on the Fair Market Value of such Stock on the exercise date to cover amounts which the Company is required by law to withhold with respect to the exercise of a Stock Option.

  6.7 Payment. Payment of the Option Price and tax withholding obligation shall be made by cashier's check, through electronic funds transfer or through a broker-assisted Stock Option exercise pursuant to procedures the Committee may, in its sole discretion, establish from time to time. No shares of Stock shall be delivered to the Participant until such amounts have been paid. The Participant shall be responsible for all brokerage commissions, interest and other expenses, if any, in a broker-assisted Stock Option exercise.


Article 7. Termination of Employment, Retirement, Death, Disability, Leave of Absence or Furlough

  7.1 Termination or Resignation. If a Participant's employment shall be terminated by the Company for reasons other than Retirement, Death, Disability, Leave of Absence or Furlough, or if a Participant resigns from employment with the Company, any unexercised Stock Option held by such Participant shall be immediately forfeited. Such forfeited Stock Options shall be allocated to Participants on the next ensuing Grant Date, if any.

  7.2 Retirement, Disability, Leave of Absence or Furlough. A Participant who is Retired, or is on Disability, Leave of Absence or Furlough, shall be entitled to exercise any Stock Option awarded to him to the same extent as a Participant who remains in active employment with the Company, except that the exercise period for a Participant who is placed on Furlough shall be the earlier of the remainder of the Exercise Period or the date he terminates from Delta and forfeits his recall rights.

  7.3 Death. In the event of the death of a Participant while employed by the Company, such Participant's Stock Options may be exercised on his behalf, to the same extent as a Participant who remains in active employment with the Company, by the person or persons named in a written designation by the Participant delivered to a party designated by the Committee or, if there is no such designation, by the executor or administrator of the Participant's estate or such other personal representative, legatee or devisee as may be designated in the Participant's last will and testament; provided, that such exercise must otherwise comply with the Plan and the applicable Stock Option award.


Article 8.  Amendments and Termination

  The Board or the Committee may amend, alter, or discontinue the Plan, at any time at its sole discretion, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under a Stock Option theretofore granted, without the Participant's consent.

  The Board and the Committee shall each have complete discretion to determine whether or not to make awards of Stock Options to Company personnel who are employed outside the United States or to make awards on terms and conditions different from those specified in the Plan, and to amend the Plan or any procedures adopted by the Committee under the Plan as the Board or the Committee may deem necessary or advisable.

Article 9.  Miscellaneous

  9.1 Governing Law. The Plan, and all awards and agreements made hereunder, shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflicts of laws thereof.

  9.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular; and the singular shall include the plural.

  9.3 No Right to Employment. The adoption of the Plan shall not confer upon any employee of the Company any right to continued employment with the Company, nor shall it interfere in any way with the right of the Company to terminate the employment of any of its employees at any time.

  9.4 Rights of Participants. Nothing in the Plan or in any Stock Option granted under the Plan shall confer upon any Participant or his executors, administrators or legal representatives any of the rights of a stockholder of the Company with respect to the shares of Stock subject to a Stock Option until certificates for such shares shall have been issued upon the exercise of such Stock Option.

  9.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

  9.6 Purchase for Investment and Legality. The Participant, by acceptance of any Stock Option granted under the Plan, shall represent and warrant to the Company that the purchase or receipt of shares of Stock upon the exercise thereof shall be for investment and not with a view to distribution, provided that such representation and warranty shall be inoperative if, in the opinion of counsel to the Company, a proposed sale or distribution of such shares of Stock is pursuant to an applicable effective registration statement under the Securities Act of 1933 or is, without such representation and warranty, exempt from registration under such Act. The Company shall file a Registration Statement on Form S-8 pursuant to the Securities Act of 1933, as amended, covering the Stock to be offered pursuant to the Plan and will use its best efforts to maintain such registration at all times necessary to permit holders of Stock Options to exercise them.

  The obligation of the Company to issue shares of Stock upon the exercise of a Stock Option shall also be subject as conditions precedent to compliance with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, state and foreign securities laws, rules and regulations under any of the foregoing, and applicable requirements of any securities exchange upon which the Company's securities shall be listed.

  The Company may endorse an appropriate legend referring to the foregoing restrictions upon the certificate or certificates representing any shares of Stock issued or transferred to a Participant upon the exercise of any Stock Option granted under the Plan.


Article 10. Effective Date of Plan

  The Plan shall be effective when it and the Pilots Stock Option Plan are approved as a single proposal at the Company's 1996 Annual Meeting of Stockholders, or any adjournments thereof, by a majority of the votes entitled to be cast by the holders of all shares of Stock and the Company's Series B ESOP Convertible Preferred Stock, voting together as a single class, that are represented at the meeting and entitled to vote, provided that the total votes cast on such proposal must represent over 50% in interest of all securities entitled to vote on such proposal.


Article 11. Change in Control

  In the event of a Change in Control of the Company, all Stock Options not yet granted on the date of such Change in Control will be granted, pursuant to Articles 5 and 6 hereof, on the date of such Change in Control at an Option Price equal to the Fair Market Value of the Stock on such date. "Change in Control" for this purpose shall have the meaning ascribed to it in Article 8.7 of the Pilots Stock Option Plan for pilot personnel of the Company as in effect on the date specified in Article 10 hereof.